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                                  EXHIBIT 23(i)

                     Consent of Goldstein Golub Kessler LLP

To the Board of Directors and Stockholders
Titanium Holdings Group, Inc.
(formerly Enviro-Clean of America, Inc.)

We hereby consent to incorporation by reference in Registration Statement No. 333-36784 on Form S-8 of our report dated February 14, 2002, related to the consolidated balance sheet of Titanium Holdings Group, Inc. and Subsidiary as of December 31, 2001 and the related statements of operations, shareholders'equity, and cash flows for each of the two years in the period then ended, which appear in the December 31, 2001 annual report on Form 10-KSB on Titanium Holdings Group, Inc.

/s/ Goldstein Golub Kesslar LLP
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Goldstein Golub Kesslar LLP
New York, New York

March 27, 2002